Exhibit 99.3

FORM OF LETTER TO NOMINEES

CTI BIOPHARMA CORP.

Subscription Rights to Purchase Shares of Common Stock and/or Series X Preferred Stock

February 14, 2020

To Securities Dealers, Commercial Banks

Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with a rights offering (the “Rights Offering”) by CTI BioPharma Corp. (the “Company”) to the holders of record (the “Record Holders”) of its common stock, par value $0.001 per share (the “Common Stock”), including shares of Common Stock issuable upon conversion of the Company’s outstanding shares of series O convertible preferred stock, par value $0.001 (the “Series O Preferred”), as described in the prospectus supplement (and the accompanying prospectus) dated February 14, 2020 (the “Prospectus”). In the Rights Offering, Record Holders as of 5:00 p.m., New York City time, on February 13, 2020 (the “Record Date”), are receiving, at no charge, non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase up to an aggregate of 60,000,000 shares of Common Stock and/or up to 4,500 shares of the Company’s series X convertible preferred stock, par value $0.001 per share (“Series X Preferred” and collectively, the “Shares”).

The Subscription Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on March 2, 2020, unless extended by the Company as described below (the “Expiration Time”).

As described in the Prospectus, each beneficial owner of shares of Common Stock held through you or your nominee is entitled to 0.90412 Subscription Rights for each share of Common Stock owned of record, or issuable upon conversion of the shares of the Company’s Series O Preferred owned of record, as of the Record Date. The total number of Subscription Rights issued will be rounded down to the nearest whole number. Each whole Subscription Right allows the holder thereof to subscribe for one share of Common Stock at a purchase price of $1.00 per share (the “Subscription Price”) (or an equivalent number of shares of Series X Preferred on the terms described in the Prospectus). Any participant in the rights offering, who following exercise of such participant’s Subscription Rights would become a holder of greater than 9.9% of the outstanding number of shares of Common Stock following the Rights Offering, may elect to instead purchase Series X Preferred at a purchase price of $10,000 per share (ratably adjusted for fractional shares). Any such holder so electing would have a right to purchase 1/10,000th of a share of Series X Preferred for each share of Common Stock it had a right to purchase pursuant to its Subscription Rights.

As further described in the Prospectus, the Company has entered into an Investment Agreement (the “Investment Agreement”) with the following existing stockholders of the Company (or affiliates thereof): BVF Partners L.P. (“BVF”), Stonepine Capital, L.P., OrbiMed Private Investments VI, LP and New Enterprise Associates, Inc. (collectively, the “Investors”), pursuant to which the Investors have agreed to, severally and not jointly, purchase from the Company any and all Shares not subscribed for in the Rights Offering, in the form of Common Stock and/or Series X Preferred, as further described in the Prospectus. Each Investor also will have the same right as other stockholders to subscribe for and purchase Shares under its Subscription Rights. The Investment Agreement with the Investors is described in more detail in the Prospectus. Mr. Matthew Perry, a member of the Company’s Board of Directors, is a representative of BVF. Mr. Perry recused himself from the approval by the Company’s Board of Directors of the Investment Agreement.

The Subscription Rights will expire and be of no value, if not exercised prior to the Expiration Time.

The Company may extend the Expiration Time by giving oral or written notice to the Subscription Agent prior to the Expiration Time. If the Company elects to extend the Expiration Time, it will issue a press release announcing such extension.

Each holder of Subscription Rights will be required to submit payment in full for all of the Shares such holder wishes to purchase pursuant to the exercise of the Subscription Right prior to the Expiration Time.

As soon as practicable after the Expiration Time and after any and all prorations and adjustments contemplated by the terms of the Rights Offering, as described in the Prospectus, have been effected, any excess subscription payment received by Computershare Trust Company, N.A. (the “Subscription Agent”) will be returned, without interest or penalty.

The Company is asking persons who hold shares of Common Stock beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.

A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or Cede & Co. (including a Beneficial Owner Election Form), with an attached form of instruction; and

3.	Nominee Holder Certification.

Your prompt action is requested. To exercise the Subscription Rights, you must promptly deliver the properly completed and signed Nominee Holder Certification accompanying this letter, with payment of the aggregate Subscription Price in full for each Share subscribed pursuant to the Subscription Right to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Nominee Holder Certification with full payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time.

A holder of Subscription Rights cannot revoke the exercise of such holder’s Subscription Rights. Subscription Rights not exercised prior to the Expiration Time will expire and be of no value.

Additional copies of the enclosed materials may be obtained from Georgeson LLC, which is serving as the Information Agent. Georgeson LLC can be reached at (888) 613-9988 in connection with requests for materials or questions or requests for assistance concerning the Rights Offering.

Very truly yours,

CTI BIOPHARMA CORP.